UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 4, 2003

OAK TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-25298	77-0161486
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1390 Kifer Road
Sunnyvale, California 94086
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (408) 523-6500

(Former name or former address, if changed since last report.)

Item 5.  Other Events.

On May 4, 2003, Oak Technology, Inc. (the “Company” or “Oak”) entered into an Agreement and Plan of Reorganization by and among the Company, Zoran Corporation (“Zoran”) and Zinc Acquisition Corporation, a wholly-owned subsidiary of Zoran (“Merger Sub”), a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by this reference.  Under the terms of the merger agreement, the Company will merge with and into Merger Sub with Merger Sub continuing as the surviving corporation and a wholly-owned subsidiary of Zoran (the “Merger”).  As a result of the Merger, each outstanding share of the Company’s common stock will be exchanged for 0.2323 of a share of Zoran’s common stock and $1.78 in cash.  The consummation of the Merger is subject to the approvals of the stockholders of the Company and Zoran, expiration of the waiting period under United States antitrust laws, SEC clearance and other customary closing conditions.  The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.  The preceding discussion of the significant terms and provisions of the Agreement and Plan of Reorganization by and among the Company, Zoran and Merger Sub is qualified by reference to the agreement attached as Exhibit 2.1 to this report.

Zoran develops and markets integrated circuits, integrated circuit cores and embedded software used by original equipment manufacturers in digital video and audio products for commercial and consumer markets.

On May 5, 2003, the Company and Zoran issued a joint press release announcing that the Company and Zoran had entered into the Agreement and Plan of Reorganization.  The joint press release is attached hereto as Exhibit 99.1 to this report and is incorporated herein by this reference.

Item 7.  Financial Statements and Exhibits.

(c)                                  Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

2.1

Agreement and Plan of Reorganization, dated as of May 4, 2003, by and among Zoran Corporation, a Delaware corporation, Zinc Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Zoran, and Oak Technology, Inc., a Delaware corporation.

99.1	Joint Press Release of Zoran Corporation and Oak Technology, Inc., issued on May 5, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OAK TECHNOLOGY, INC.

Date: May 7, 2003	By:	/s/ Young K. Sohn
Young K. Sohn
Chairman of the Board of Directors, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Reorganization, dated as of May 4, 2003, by and among Zoran Corporation, a Delaware corporation, Zinc Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Zoran, and Oak Technology, Inc., a Delaware corporation.

99.1	Joint Press Release of Zoran Corporation and Oak Technology, Inc., issued on May 5, 2003.